AMENDED AND RESTATED
                                   SCHEDULE B
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                              WASATCH FUNDS, INC.
                                      AND
                         SUNSTONE FINANCIAL GROUP, INC.

Intending to be legally bound, the undersigned hereby amend and restate Schedule B to the aforesaid Agreement to include the following fees for the following investment portfolios.


                    MINIMUM
                    ANNUAL FEE
NAME OF FUND        PER PORTFOLIO                    ANNUAL FEES
------------        -------------   ------------------------------------------
Micro-Cap                           Up to $50 Million       28.0 basis points
Aggressive Equity                   $50 Million to
                                       $100 Million         18.0 basis points
Mid-Cap                             Over $100 Million       13.0 basis points
Growth
Wasatch-Hoisington
   U.S. Treasury
World Wide           $35,000
Micro-Cap Value      $25,000

The annual fee schedule shall be applied against the combined assets of the seven portfolios. Minimum annual fees per portfolio shall be applicable to each portfolio as indicated above irrespective of the total fees paid by the seven portfolios. Fees for additional portfolios will be separately determined and agreed upon by the parties hereto and described in an amended Schedule B. Wasatch shall also pay/reimburse the Administrator's out-of-pocket expenses as described in the Agreement.


Dated:                  ,1997
        ----------------


WASATCH FUNDS, INC.                     SUNSTONE FINANCIAL GROUP, INC.


By:                                     By:
     -----------------------------           --------------------------------
     Samuel S. Stewart, Jr.                  Miriam M. Allison
     President                               President